Exhibit 5.1

October 25, 2023

Golden Minerals Company

350 Indiana Street, Suite 650

Golden, Colorado 80401

Re:	Registration Statement on Form S-1 (File No. 333-274403)

Ladies and Gentlemen:

We have acted as legal counsel to Golden Minerals Company, a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company of up to a maximum aggregate offering of up to $12,500,000 of: (i) shares of the Company’s common stock (the “Common Stock”), $0.01 par value per share (each, an “Initial Share”); (ii) pre-funded warrants to purchase shares of Common Stock (the “Pre-Funded Warrants”); (iii) common warrants to purchase shares of Common Stock (the “Common Warrants” and, together with the Pre-Funded Warrants, the “Warrants”); and (iv) shares of Common Stock underlying the Warrants (the “Warrant Shares” and, together with the Initial Shares and Warrants, the “Offered Securities”). The Offered Securities are included in a registration statement on Form S-1 under the Securities Act of 1933, as amended (the “Act”), initially filed with the Securities and Exchange Commission (the “Commission”) on September 7, 2023 (File No. 333-274403), including the information deemed to be a part of the registration statement pursuant to Rule 430B of the Act, (as amended, the “Registration Statement”). The Offered Securities are being sold pursuant to a Securities Purchase Agreement, the form of which was filed as an exhibit to the Registration Statement (the “Securities Purchase Agreement”).

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as expressly stated herein with respect to the issue of the Offered Securities.

In rendering this opinion, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments, have made such inquiries as to questions of fact of officers and representatives of the Company, and have made such examinations of law as we have deemed necessary or appropriate for purposes of giving the opinion expressed below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as copies.

We are members of the Bar of the State of Colorado. Our examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly our opinions herein are limited to, the laws of the State of Colorado, the Delaware General Corporation Law, including all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such law, and the applicable laws of the State of New York. We express no opinion with respect to the laws of any other jurisdiction or of any other law of the States of Delaware and New York.

Based upon the foregoing and subject to the limitations set forth herein, we are of the opinion that, as of the date hereof:

1.	The issue and sale of the Initial Shares has been duly authorized by all necessary corporate action of the Company, and, when and to the extent that the Initial Shares are issued against payment therefor in accordance with the Registration Statement and the Securities Purchase Agreement, the Initial Shares will be validly issued, fully paid and nonassessable.

2.	When the Warrants have been issued by the Company against payment therefor in the circumstances contemplated by the Securities Purchase Agreement, the issue and sale of the Warrants will have been duly authorized by all necessary corporate action of the Company, and the Warrants will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

3.	When Warrant Shares have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the Warrant holders, and have been issued by the Company against payment therefor in the circumstances contemplated by the Warrants, the issue of the Warrant Shares will have been duly authorized by all necessary corporate action of the Company, and the Warrant Shares will be validly issued, fully paid and nonassessable.

For purposes of our opinion, we have assumed (i) that the aggregate number of Initial Shares issued does not exceed 6,000,000 and the aggregate number of Warrants and corresponding Warrant Shares issued does not exceed 9,000,000, and (ii) that the purchase price of the Initial Shares and Warrant Shares will be greater than the par value of the Company’s Common Stock.

With your consent, we have assumed that the status of the Warrants as legally valid and binding obligations of the Company is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

Our opinions are subject to: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) (a) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), (b) concepts of materiality, reasonableness, good faith and fair dealing, and (c) the discretion of the court before which a proceeding is brought; and (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy. We express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty; (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief; (c) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy; and (d) the severability, if invalid, of provisions to the foregoing effect.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Registration Statement, and to the reference to our firm in the Registration Statement under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Davis Graham & Stubbs LLP

Davis Graham & Stubbs LLP